1x Q4 and Full-Year 2022 Shareholder Letter 1

In 2022, in the face of a dynamic environment, Upwork made meaningful progress executing on our strategy to innovate, evangelize, and scale our work marketplace. We delivered innovative new products and features, including Project Catalog Consultations and Project Tiers, Upwork Academy, and our new Client Marketplace Plan for client pricing. We continued strengthening our Enterprise Suite and our investment in brand marketing delivered measurable results. Through these innovations and investments, we made it easier and more productive for clients and talent to connect and manage their work and relationships on Upwork. For the full-year 2022, Gross Services Volume (GSV) grew 16% year-over-year to reach $4.1 billion and revenue grew 23% year-over-year to reach $618 million. GAAP net loss was $(89.9) million and our adjusted EBITDA came in at $(4) million. In the fourth quarter of 2022, GSV grew 5% year-over-year to once again exceed $1 billion and revenue grew 18% year-over-year to reach $161.4 million. GAAP net loss was $(16.5) million and adjusted EBITDA reached $1.1 million. The fourth quarter demonstrated a continuation of the macroeconomic trends that we saw in the third quarter. We observed corporate caution during budgeting and planning cycles, leading to softer client acquisition and retention trends across our customer base. This behavior is consistent with our experience in past uncertain macroeconomic environments, in which we have typically seen companies moving through a sequence of phases. In the first phase, companies will reduce their costs and freeze hiring budgets as they grapple with uncertainty or the onset of macroeconomic weakness. This is when we may see a headwind from customers reducing overall budgets. As they move into the second phase, companies realign their cost structures in a more efficient manner and start to redeploy resources to solutions such as Upwork, where they have confidence they can deliver the best returns. This is when we have typically shifted from seeing a headwind to a tailwind. In the final phase, as the economy shows definitive signs of improvement, companies ramp up budgets and seek to aggressively hire, characteristically turning to our solution more than others because of the speed and flexibility we offer. This is when our momentum gathers further. Today we see many of our customers are in Dear Shareholders the first phase, realigning their budgets, with some moving into the second phase. Although this dynamic is creating near-term headwinds in our numbers, we have our eyes on the opportunity ahead of us. We are taking proactive steps to position Upwork for the full benefit the second and third phases can offer as we provide companies with rapid access to cost-effective, highly skilled, global talent and flexible solutions to meet their workforce needs. To capture the opportunity ahead of us, we continue to innovate to advance Upwork’s evolution from the largest global freelance marketplace to the world’s work marketplace. Earlier this week, we announced our end-to-end solution for full-time hiring. This is the next step in the journey we started in 2021 to expand our offerings to support all the ways our customers want to work on Upwork. With this launch, we are bringing to bear more than 20 years of worker classification expertise as well as existing and new technology solutions to enable our customers not only to form the trusted, long-term working relationships that Upwork is known for, but to do so via a complete set of full-time hiring solutions now available to all our customers—Enterprise Clients and Marketplace Clients alike. This strategic expansion affords both clients and talent further flexibility and choice in how they work together, and delivers a first-of-its-kind, end-to-end solution that enables businesses to easily, quickly, and cost-effectively find, vet, hire, and pay talent who are interested in full-time work from all around the world and offering more than 10,000 skills. Addressing global full-time work is a natural extension of our existing work marketplace and supports both our mission and the natural progression of work behaviors we see on Upwork today. Embarking on a brand awareness campaign to introduce ourselves to the many companies and hiring managers who have not been previously aware of Upwork has been an ongoing priority. Our goal has been to raise unaided awareness across a broad audience and ensure that companies and hiring managers understand our compelling value proposition. As companies are increasingly scrutinizing their internal resources and costs, we believe now is the right time to educate them about our solutions and the cost savings we can provide. We are pleased with 2 the results thus far. With our “This Is How We Work Now” campaign, which we launched in September 2022, we have seen even greater progress increasing brand awareness than we expected. Since the September launch of our new campaign, unaided awareness has grown more than 30%, with unaided awareness among large businesses (1,000 employees or more), which represent the biggest segment in our total addressable market (TAM), growing by more than 140%. From the third quarter to the fourth quarter of 2022, ad recall, which measures the impact of brand campaign messaging on our chosen target audience, grew 45% among large businesses, and we saw 58% growth in top-of-mind awareness, which is a measurement of being the first brand mentioned in a category. Looking at the year ahead, we also recognize the macroeconomic climate has changed rapidly, and we are moving to reduce our brand working media spend by approximately 12% in 2023 compared to 2022. Given the strong focus on measurability and testing that we have deployed to date, we are able to make this reduction in costs while still driving the outcomes we are seeking with our investment and campaigns in 2023, targeting significant continued growth in unaided awareness as well as delivering insights into how this investment impacts our downstream metrics and overall marketing efficiency, as our campaigns evolve and our data sets mature. This approach is tailored to achieve our customer- and business-impacting goals while giving us more room to respond to new macroeconomic realities and continue to make strong data-informed decisions about this investment area in the future. In our Enterprise business, revenue grew 22% year-over-year in the fourth quarter. We continued to make progress in ramping our salesforce and educating our prospects and customers on the new features and enhancements we launched in the year, including flexible approval workflows, talent performance reports, and user activity reports. In the fourth quarter, we signed 26 new Enterprise Clients, as we saw the average length of the sales cycle extend by nearly 20% as corporations made changes to and delayed their budgeting and approval processes. This also resulted in an unprecedented increase in prospective customers pushing late stage deals into 2023 as they worked through these changes. Our new Enterprise Clients included high-quality companies like HTC, JLL, Maaco, Lucid Motors, and Sweetwater Sound, who have turned to Upwork to help them solve their workforce needs in this evolving work environment. The decision of these leading companies to source talent through Upwork is a testament to the real value we bring, through both the quality of talent on Upwork as well as the ease of use and cost efficiency we provide. 3 Generative AI & Upwork It has become abundantly clear in the past few months that knowledge work will be turbocharged by artificial intelligence (AI). Operating the largest work marketplace that connects businesses with independent talent from across the globe, we have seen many emergent trends in work over the last two decades and are excited to be at the forefront of these exhilarating changes with our customers. Upwork has always been the destination for technology pioneers looking for the critical human capital they seek—including for all stages of their AI and machine learning workflows. In fact, we have been working with a large AI research and development laboratory as our client for several years, providing them with the knowledge workers they need for many aspects of their work in model development and training, full stack development, natural language processing, script writing, technical writing and support, content curation and more. We are excited to continue serving organizations pioneering this exciting new technology. With the advent of AI, we can already see multiple classes of opportunities, including the opportunity for our talent to deliver better outcomes at higher speeds and lower costs to their clients through the deployment of AI, unlocking greater customer delight and even more demand for their services. We also see new job opportunities emerging—not just for those who supercharge their own work with AI—but also for new roles that are created for work directing, tuning, and retraining AI models. While this new era is still in its infancy, we have seen generative AI related searches increase 3900% when comparing the most recent four weeks against the first four weeks of the fourth quarter of 2022, with job posts related to generative AI services also growing more than 1400% in that same time period. We are moving quickly and thoughtfully to understand and address our customers’ greatest priorities. We have already updated our Talent Marketplace knowledge graph—the taxonomy that powers matching on Upwork—to reflect the exciting new roles in this space and added new Project Catalog categories to begin showcasing what’s available from Upwork talent in this area. We are just at the beginning of ushering in this new opportunity.

We are making strong progress addressing the internal Enterprise sales operational growing pains we experienced last quarter. Our efforts to close the gap on them have started to fuel improvements in top-of-funnel activity late in the fourth quarter, and we expect to see our sales reps’ productivity normalize as we move into 2023. Barring further deterioration of the macroeconomic environment, even with the elongated sales cycles we have experienced recently, we expect to be back on track with our Land team at full productivity and performance by the third quarter of 2023. We see a clear path to reaccelerate our momentum in Enterprise and believe the Enterprise opportunity remains as attractive as ever for Upwork. In 2023, we are proceeding in a balanced and nimble manner and focusing on the things that we can control while being ready to make the most of opportunities that may arise. For example, in December, we made a significant change to our organizational structure, moving from purely functional to a business unit composition. With this new organizational framework, we have been able to strategically reallocate resources from a broader, more fragmented portfolio of investments that at times represented incremental opportunities, to a more concentrated set of resources in all of our key business unit areas, each helmed by a leader laser-focused on delivering customer and business outcomes with attractive growth and return opportunities. As a result, we have set ourselves up for the future with increased efficiency, agility, and accountability throughout the organization. We remain committed to achieving our goal of adjusted EBITDA profitability in 2023 and aim to increase our adjusted EBITDA margin by a few hundred basis points per year as we progress toward our previously communicated long-term target of an adjusted EBITDA margin of 30-35%. A critical part of our strategy is to remain disciplined with regards to our cost management, and we are focused on increasing our operating leverage, targeting 2023 revenue growth in excess of operating expense growth. We are entering 2023 on offense, ready to capture the opportunity ahead of us. With our leading, cost-effective solutions, we are uniquely positioned to meet customers where they are, and benefit as customers learn about and turn to Upwork for their full range of talent and work needs. We remain steadfast in our long-term vision and will continue to innovate, evangelize, and scale Upwork as the world’s work marketplace in 2023 and beyond. 4 Career Innovator: Jacqueline DeStefano-Tangorra After graduating with a bachelor’s degree in accounting, a master’s degree in business administration, and becoming a licensed certified public accountant in New York at age 23, Jacqueline DeStefano-Tangorra secured a position at a Big Four accounting firm in 2015. “I had what many would consider to be a dream job at a prestigious firm, but after seven years, I knew something was missing,” DeStefano-Tangorra said. Throughout her tenure at the Big Four accounting firm, DeStefano-Tangorra held various roles that increased in responsibility—from financial auditor to project manager to product owner, and finally becoming a lead business intelligence consultant. “I enjoyed the challenge of serving a diverse portfolio of businesses and industries, but I craved more opportunities to serve clients in a way that better aligned with my creativity and core values—including personal flexibility and gaining financial freedom.” “When the pandemic hit, like many of us, I grew keenly aware of the value of time. I pursued upskilling opportunities that would enable me to pivot my career—then I found Upwork, and everything changed,” DeStefano-Tangorra said. In just two years on the platform, her earnings surpassed her salary. “This platform has changed my life. Upwork provides endless opportunities to meet and work alongside some truly incredible clients. As a result, I have built long-lasting relationships with enterprise companies, franchise owners, and small businesses, allowing me to create a trusted brand and scale my business. Upwork allows me to live the life that I want, and I am proud to be a part of Upwork and all that it represents." Jacqueline DeStefano-Tangorra

Q4’22 Business Highlights Innovating the Work Marketplace Throughout 2022, we focused our product innovation on making it easy for clients and talent to match and start working together quickly; ensuring a high-quality, delightful experience; and establishing trusted, repeat relationships. These three guiding principles work together to create a flywheel that enhances our market-leading two-sided marketplace and drives our customers’ success as well as our own, making Upwork the go-to platform for clients and talent to get work done together. As we mentioned earlier, this week we launched a new end-to-end solution that makes full-time hiring easily available to all customers for the first time. This is an evolution for our company as we bring together all of the different ways to work in one place, making it simple and seamless to convert working relationships from freelance or fractional to full-time as needed. This helps take the complexity and stress out of embarking on any type of project or work endeavor, at any time, with anyone—almost anywhere around the world—while saving both time and many of the potentially exorbitant costs resulting from making a bad full-time hire. The cohesive solution leverages both new capabilities and our longstanding expertise to enable our customers to discover, trial, hire, and pay (or be hired and paid for) full-time opportunities on Upwork, including a mutually beneficial way for clients and global talent to trial a contract-to-hire working relationship before they commit to a long-term, full-time engagement. 5 Career Innovator: Rehan Hussain Full-stack developer Rehan Hussain’s father came to the United States from Pakistan with a few hundred dollars in his pocket. Last month, Hussain surpassed $1 million in earnings on Upwork. “My father came to America chasing his dream for a better life,” Hussain said. “He worked his way up from delivering pizza to eventually owning his own restaurants and did everything he could in order to provide for his three children and ensure they got an educational opportunity.” After graduating from Syracuse, Hussain worked as a developer in a corporate role for a few months before he decided to strike out on his own. Inspired by his father’s ability to make bold moves, Hussain always knew he wanted to be an entrepreneur and saw the opportunities that working on his own would offer. “Fast forward to today, and my annual earnings on Upwork are at least three times what I probably would have been making if I had stuck with that traditional role,” Hussain said. With a baby on the way, he and his wife are grateful for the opportunities Upwork offers. "My father taught me the value of tenacity and hard work, and I proudly bring those traits to the table every day in my career as a freelance engineer. I always dreamed of being a father, and come August, when my wife is due, I’ll have all of the flexibility, financial stability and freedom I could want—as well as the opportunity for my child to grow up seeing that anything is possible.” Rehan Hussain

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Detailed look at the full-time conversion page after a company and professional have built a relationship

The demand for this type of full-time solution and the value that both clients and talent see in a contract-to-hire option are clear. Since we began testing contract-to-hire functionality, we have already amassed more than 2 million skilled professionals who have indicated openness to embarking on contract-to-hire opportunities for full-time work, and, since the beginning of 2023, clients have posted more than 40,000 contract-to-hire jobs on our marketplace.

Now clients can start a project and test the waters with someone new, later converting that relationship into a full-time hire if it is a good fit for both sides. For talent and clients alike, we are helping remove risk from work arrangements of all types, including full-time work. The appeal of these newly available full-time opportunities and the fact that clients can bring talent from their networks onto Upwork for centralized payroll, worker classification, and contract management for full-time work are increasing and deepening the pool of talent on the marketplace and, in turn, broadening demand on our platform.

In addition, we see the ability to leverage our existing marketing spend across a larger addressable market—improving the lifetime value (LTV) on acquired customers through our broader portfolio of attractive offerings, allowing us to scale even faster on a sustainable path to profitability. We believe that successfully executing on the massive full-time market opportunity will have powerful network effects on our flywheel, reinforcing Upwork as the marketplace for both professionals and businesses to access a full breadth of work opportunities.

Workplace Innovator: Reproductive Sciences Management Company (RSMC)

Julianna Nikolic, Chief Strategy Officer at Reproductive Sciences Management Company (RSMC), has been using Upwork since 2018. She is still working with some of the same contractors that she engaged on the platform and recently converted 10 of them to full-time employees using Upwork's contract-to-hire functionality, now a part of Upwork's solution for full-time hiring.

"The contract-to-hire option has given us a great deal of versatility," Nikolic said. "As our business needs change and grow, having experience working with a freelancer allows us to move them into full-time roles with confidence, because we've already seen their best work. Additionally, we don't typically experience turnover or other related hiring challenges with the people we're converting from freelancers on Upwork into full-time employee roles. And compared to using a traditional recruiting agency to fill a role, the cost of converting a freelancer using contract-to-hire is lower, with a better return. Upwork is a really great value for me."

"Our mission is to support all of our partner centers with seamless service, so they can provide the highest quality fertility care," Nikolic said. "We're able to make an indelible impact on people's lives, and that's part of what drives me within the space and makes my work so rewarding. We can't accomplish our mission without quality talent. They're a vital part of our company's success and the heart of what we do."

RSMCo
Reproductive Sciences
Management Company

6

Evangelizing the Work Marketplace Increasing client demand on our work marketplace, which indirectly benefits the supply of talent on our platform, is a key driver behind the continued growth of our two-sided online marketplace business model, and that requires introducing the Upwork brand to a broad universe of prospective clients and talent. We have the technology, we have the value proposition, and we have a proven ability to innovate. With the investments in our brand, we are expanding awareness of our solutions so that we are top of mind when people need to hire or find work, and positioning ourselves to unlock the $1.3 trillion TAM opportunity ahead of us. In the fourth quarter, we successfully increased awareness of the Upwork brand, our services, and the value we deliver. In late September, we launched the “This Is How We Work Now” brand campaign. Our message that “the world of work has changed forever” has resonated well with audiences, as we saw positive indicators around website traffic and branded search volume. We have worked closely with our measurement partners to further refine our ability to track and measure the efficacy of our brand spend. Through collaboration with our partners, we have designed a series of experiments to help us better understand which marketing channels are providing the greatest return on investment. We are pleased with the improvements we see in our brand health metrics, as outlined above. As part of these efforts, we spent $19 million on brand marketing in the fourth quarter. Looking ahead to 2023, we expect to invest $70 million in brand marketing, down from approximately $80 million in 2022. In 2023, we expect to spend slightly over $50 million on brand working media, down approximately 12% from 2022. The remaining spend includes other marketing costs. Going forward, we will only report our brand working media spend, as these are the dollars that are completely dedicated to our brand awareness campaigns. We maintain our belief that building awareness for Upwork will drive our long-term success, and in our ability to continue down that path while remaining committed to achieving our plans for profitability. 7 Workplace Innovator: Genpact “As soon as we heard about Upwork’s Opportunity Unlimited program, we knew we wanted to be a part of it,” said Sunetra Vijaykar, Assistant Vice President, Marketing and Global Executive Producer at Genpact, a global professional services firm. Genpact is a founding partner of Upwork’s Opportunity Unlimited effort, which is designed to help organizations around the world hire with impact by hiring displaced individuals and connecting them to the resources they need to prepare for, conduct, and get paid for their work, no matter their location. “We knew that it would offer an incredible pool of talent. And we knew it would give us one more chance to deliver on our own CSR and DEI mission,” Vijaykar said. “In moments of economic uncertainty, organizations are wondering, ‘How do you still get work done? How do you ensure there is continuity and no disruption?’ These are the times when something like Upwork is extremely critical. Upwork gives companies a variety of good choices and resources at different costs that can work with any budget—and helps change lives at the same time.”

Workplace Innovator: Trimble Trimble, a global technology company headquartered in Westminster, Colorado, supports a range of essential industries, including building and construction, agriculture, utilities, governments, and transportation. Like many organizations worldwide, as the pandemic continued throughout the past few years, Trimble found it had to rethink its organizational design and approach to its workforce. “Upwork has served as an extension of our Global Talent Attraction Team here at Trimble, supporting our strategy with contract talent on demand," said Stefanie Jacquemin, head of global talent acquisition at Trimble. "We have even engaged Upwork professionals within our TA team to add capacity when workloads spike. The process is efficient, and the caliber of talent is strong." Through Upwork, Trimble was able to tap into a diverse pool of top-quality talent. Today, Trimble is seeing 60% cost savings, four days to hire, and has filled over 100 projects with skilled professionals. Scaling the Work Marketplace Our confidence in the future of the Enterprise opportunity remains strong, even though progress was tempered in the second half of 2022 due to a combination of internal and macroeconomic factors. In 2022, we accomplished our objective of doubling the size of our Land team. We expect the bulk of our newer reps and account managers to fully ramp in the first half of 2023, which should meaningfully drive sales productivity. With a sales cycle of approximately three to six months in a normalized environment, we expect to see deals increase as we move through 2023 and expect our Land team to reach full productivity and performance by the third quarter of 2023. Our Land team added 26 new Enterprise Clients in the fourth quarter. Internally, we saw our efforts result in leading indicators related to lead generation and sales activity at the top of our funnel that yielded meaningful improvements late in the quarter. Looking ahead to 2023, we are focused on ramping new reps and driving productivity in the team rather than team expansion. Fourth quarter Enterprise Revenue grew 22% year-over-year to $12.8 million. The Expand team continued to gain traction with our largest clients, as we saw 45% year-over-year growth in the number of clients spending $1 million or more. Looking at our Enterprise Clients, we saw our average Enterprise project size increase 17% versus last year. We recently hired a new head of Enterprise Solutions to drive more Enterprise Clients to the million dollar spend level even faster and address opportunities to strengthen our account launch and renewal playbooks. An area of consistent client demand throughout 2022 was our managed services offering, which is where we engage freelancers directly for clients that operate with a more hands-off approach. Managed services revenue grew 20% year-over-year to $13.7 million for the fourth quarter of 2022. 8

9 Gross Services Volume (GSV) GSV in the fourth quarter of 2022 grew 5% year-over-year to once again exceed $1 billion. Full-year GSV grew 16% year-over-year to $4.1 billion. GSV represents the total amount that clients spend on both our marketplace offerings and our managed services offering as well as additional fees we charge to customers for other services. GSV was approximately flat quarter-over-quarter, which was driven by several factors: the pricing structure change that we implemented in the second quarter of 2022 causing a reduction in spend by some clients; softer client acquisition and retention trends expanding into mid-market and large businesses, including our Enterprise offering; and impacts from the war in Ukraine and our decision to suspend business operations in Russia and Belarus. While the pricing change drove a reduction in spend by some clients, it also drove greater revenue and resulted in a higher marketplace take rate. Active Clients Active Clients, defined as those clients that had spend activity during the 12 months preceding the date of measurement, increased 6% year-over-year in the fourth quarter of 2022. We ended the fourth quarter with approximately 814,000 Active Clients, which was down 1% sequentially. We saw a continuation of the third quarter’s softer client acquisition and retention trends in the fourth quarter, which has an impact on our Active Clients metric. Q4’22 Financial Results

GSV per Active Client GSV per Active Client increased 10% year-over-year to $5,045 in the fourth quarter of 2022, crossing the $5,000 threshold for the first time. We continue to see growth of GSV per Active Client as more tenured clients continue to expand their spend and the large number of clients acquired in the past year begin to mature into higher-value clients. Take Rate Our overall take rate in the fourth quarter of 2022 was 15.7%, up from 15.4% in the previous quarter and from 14.0% in the fourth quarter of 2021. Marketplace take rate for the fourth quarter of 2022 was 14.5%, up from 14.3% in the previous quarter and from 12.9% in the fourth quarter of 2021. Marketplace take rate measures the correlation between marketplace revenue and marketplace GSV and is calculated by dividing marketplace revenue by marketplace GSV. The increase was primarily a result of client fee changes related to our new Client Marketplace Plan, partially offset by existing clients maturing into higher-value clients and continuing to increase their spend with particular talent, which resulted in a higher mix of talent at the lower rates of our tiered service fee structure. 10

Revenue Revenue grew 18% year-over-year to $161.4 million in the fourth quarter of 2022. Marketplace revenue for the fourth quarter of 2022 was $147.7 million, reflecting a year-over-year increase of 18%. Managed services revenue grew 20% year-over-year to $13.7 million for the fourth quarter of 2022. In the fourth quarter of 2022, total revenue growth was primarily a result of client fee changes related to our new Client Marketplace Plan, partially offset by the softening macroeconomic conditions that negatively impacted GSV, client acquisition, and retention. The revenue impact in the fourth quarter from these conditions was in-line with our expectations. 11

Enterprise Revenue Enterprise Revenue grew 22% year-over-year to $12.8 million in the fourth quarter of 2022. For the full year 2022, Enterprise Revenue grew 39% year-over-year to $48.3 million. We define Enterprise Revenue as revenue from our Upwork Enterprise offering, including all related client fees, subscriptions, and talent service fees. While we are seeing the number of active Enterprise Clients continuing to grow on the platform, Enterprise Revenue growth continued to slow in the fourth quarter as we saw the softening macroeconomic conditions drive some spending pullback in our portfolio. New Enterprise Clients We signed 26 new Enterprise Clients in the fourth quarter of 2022, a decrease of (19)% year-over-year. We define an Enterprise Client as a client that has entered into a contract for its use of our Upwork Enterprise Suite offering. Softer new Enterprise Client acquisition was driven by several factors, including a more pronounced sales cycle as corporations took a cautious approach towards their own internal workforce needs, which resulted in a significant number of late stage deals pushed from the fourth quarter of 2022 into 2023. 12

Gross Profit and Margin GAAP gross profit was $120.3 million for the fourth quarter of 2022, or 75% of revenue, compared with 73% of revenue in the prior year period. Non-GAAP gross profit was $120.7 million, or 75% of revenue, in the fourth quarter of 2022, compared with 73% in the fourth quarter of 2021. GAAP gross profit was $457.9 million for 2022, or 74% of revenue, compared with 73% of revenue in the year prior. Non-GAAP gross profit was $459.3 million, or 74% of revenue, in 2022, compared with 73% in 2021. OPEX GAAP operating expenses for the fourth quarter 2022 were $140.8 million, representing 87% of revenue, compared to 89% in the prior year period, with R&D increasing from 24% to 26%, sales and marketing decreasing from 40% to 39%, G&A decreasing from 23% to 19%, and provision for transaction losses increasing from 2% to 4% of total revenue. Non-GAAP operating expenses for the fourth quarter of 2022 were $121.6 million, representing 75% of revenue, compared to 77% in the prior year, with R&D remaining flat at 21%, sales and marketing decreasing from 39% to 37%, G&A decreasing from 16% to 14%, and provision for transaction losses increasing from 2% to 4% of total revenue. The year-over-year increase in provision for transaction losses was primarily due to the continued increase of instances of fraud and higher chargeback losses. Sequentially, we did see a decrease in provision for transaction losses as we saw a continued reduction of fraudulent chargebacks through our partnership with an industry-leading third-party fraud detection vendor which we implemented in late September 2022. We also implemented enhanced trust and safety measures at the top of the funnel like additional identity verification checks during the registration process. GAAP operating expenses for 2022 were $550.5 million, representing 89% of revenue, compared to 84% in the prior year, with R&D increasing from 24% to 25%, sales and marketing increasing from 36% to 40%, G&A decreasing from 22% to 20%, and provision for transaction losses increasing from 1% to 4%. Non-GAAP operating expenses for 2022 were $471.4 million, representing 76% of revenue, compared to 71% in the prior year, with R&D remaining flat at 20%, sales and marketing increasing from 35% to 38%, G&A remaining flat at 14%, and provision for transaction losses increasing from 1% to 4% of total revenue. 13

14 Net Income (Loss) GAAP net loss was $(16.5) million in the fourth quarter of 2022 compared to GAAP net loss of $(22.6) million in the fourth quarter of 2021. GAAP net loss per basic share was $(0.13) in the fourth quarter of 2022 as compared to GAAP net loss per basic share of $(0.18) in the fourth quarter of 2021. GAAP net loss was $(89.9) million in 2022 compared to GAAP net loss of $(56.2) million in 2021. GAAP net loss per basic share was $(0.69) in 2022 as compared to GAAP net loss per basic share of $(0.44) in 2021. Non-GAAP net income was $5.1 million in the fourth quarter of 2022 compared to non-GAAP net loss of $(6.1) million in the fourth quarter of 2021. Our non-GAAP net income per basic and diluted share was $0.04 in the fourth quarter of 2022 as compared to non-GAAP net loss per basic and diluted share of $(0.05) in the fourth quarter of 2021. Non-GAAP net loss was $(7.2) million in 2022 compared to non-GAAP net income of $7.5 million in 2021. Our non-GAAP net loss per basic and diluted share was $(0.06) in 2022 as compared to non-GAAP net income per basic and diluted share of $0.06 in 2021. Adjusted EBITDA Adjusted EBITDA income was $1.1 million in the fourth quarter of 2022, compared to adjusted EBITDA loss of $(3.3) million in the fourth quarter of 2021. Adjusted EBITDA loss was $(4.0) million in 2022, compared to adjusted EBITDA income of $19.1 million in 2021. We define adjusted EBITDA as net income (loss) adjusted for: stock-based compensation expense; depreciation and amortization; interest expense; other (income) expense, net; income tax (benefit) provision; and if applicable, other noncash transactions. Additionally, in response to the war in Ukraine, during the year ended December 31, 2022, we incurred certain incremental expenses associated with our humanitarian response efforts. These expenses are not representative of our ongoing operations, and, as a result, we excluded these costs from adjusted EBITDA for the year ended December 31, 2022. Cash Flow and Balance Sheet Cash, cash equivalents, and marketable securities were approximately $686.6 million at the end of the fourth quarter of 2022 compared to $684.8 million at the end of the fourth quarter of 2021.

Guidance Based on the current macroeconomic environment and related trends in our business, we are guiding first-quarter 2023 revenue to be between $157 million and $160 million, which is a 12% year-over-year increase at the midpoint, and providing full-year 2023 revenue guidance of between $690 million and $705 million, which is 13% year-over-year growth at the midpoint. We expect first-quarter 2023 adjusted EBITDA to be a loss of between $(8) million and $(11) million. In the first quarter we expect to invest approximately $15 million in brand working media. We are guiding full-year 2023 adjusted EBITDA of between $15 million and $20 million, as we remain committed to achieving our adjusted EBITDA profitability target in 2023. We expect first-quarter 2023 non-GAAP basic loss per share to be between $(0.03) and $(0.06) and basic weighted-average shares outstanding in the range of 132 million to 134 million. For full-year 2023, we expect non-GAAP diluted EPS to be between $0.11 and $0.15 and diluted weighted-average shares outstanding in the range of 136 million to 140 million. A path towards GAAP profitability, in addition to adjusted EBITDA profitability, is an important part of Upwork’s long-term financial plans. We had $75.5 million in stock-based compensation expense for the full year of 2022. We expect stock-based compensation expense to increase compared to 2022 and to average more than $20 million per quarter for 2023. We have recently made a number of adjustments to our compensation-based equity award program to manage dilution to our stockholders over time. We have not reconciled our adjusted EBITDA guidance to GAAP net income (loss), non-GAAP diluted EPS to GAAP diluted EPS or non-GAAP basic loss per share to GAAP basic loss per share because certain items that impact GAAP net income (loss), GAAP diluted EPS, and GAAP basic loss per share are uncertain or out of our control and cannot be reasonably predicted. In particular, stock-based compensation expense is impacted by the future fair market value of our common stock and other factors, all of which are difficult to predict, subject to frequent change, or not within our control. The actual amount of these expenses during 2023 will have a significant impact on our future GAAP financial results. Accordingly, a reconciliation of adjusted EBITDA to GAAP net income (loss), non-GAAP diluted EPS to GAAP diluted EPS and non-GAAP basic loss per share to GAAP basic loss per share is not available without unreasonable effort. 15 Q1 2023 Guidance FY 2023 Guidance Revenue $157 million - $160 million $690 million - $705 million Adjusted EBITDA $(8.0) million - $(11.0) million $15.0 million - $20.0 million Basic weighted-average shares outstanding 132.0 million - 134.0 million N/A Diluted weighted-average shares outstanding N/A 136.0 million - 140.0 million Non-GAAP basic loss per share $(0.03) - $(0.06) N/A Non-GAAP diluted EPS N/A $0.11 - $0.15

Upwork will host a conference call today, February 15, 2023, at 2 p.m. Pacific Time/5 p.m. Eastern Time to discuss the company’s fourth-quarter and full-year 2022 financial results. An audio webcast archive will be available following the live event for approximately one year at investors.upwork.com. We use our Investor Relations website (investors.upwork.com), our blog (upwork.com/blog), our Twitter handle (twitter.com/Upwork), and Hayden Brown’s Twitter handle (twitter.com/hydnbrwn) and LinkedIn profile (linkedin.com/in/haydenlbrown) as means of disseminating or providing notification of, among other things, news or announcements regarding our business or financial performance, investor events, press releases, and earnings releases and as means of disclosing material nonpublic information and for complying with our disclosure obligations under Regulation FD. The content of our websites and information that we may post on or provide to online and social media channels, including those mentioned above, and information that can be accessed through our websites or these online and social media channels are not incorporated by reference into this shareholder letter or in any report or document we file with the SEC, and any references to our websites or these online and social media channels are intended to be inactive textual references only. Q4 and Full-Year 2022 Conference Call and Webcast Thank you, Hayden Brown President & CEO

17 Three Months Ended December 31, Twelve Months Ended December 31, 2022 2021 2022 2021 Revenue: Marketplace $ 147,731 $ 125,427 $ 566,623 $ 462,340 Managed services 13,711 11,429 51,695 40,457 Total revenue 161,442 136,856 618,318 502,797 Cost of revenue 41,159 37,051 160,402 135,508 Gross profit 120,283 99,805 457,916 367,289 Operating expenses Research and development 41,664 33,473 154,553 119,083 Sales and marketing 62,786 54,681 246,882 183,294 General and administrative 30,080 31,112 123,952 113,081 Provision for transaction losses 6,235 2,347 25,153 6,048 Total operating expenses 140,765 121,613 550,540 421,506 Loss from operations (20,482) (21,808) (92,624) (54,217) Interest expense 1,121 1,125 4,483 2,180 Other income, net (5,543) (440) (7,758) (279) Loss before income taxes (16,060) (22,493) (89,349) (56,118) Income tax provision (440) (63) (536) (122) Net loss $ (16,500) $ (22,556) $ (89,885) $ (56,240) Net loss per share, basic and diluted $ (0.13) $ (0.18) $ (0.69) $ (0.44) Weighted-average shares used to compute net loss per share, basic and diluted 131,818 128,686 130,518 127,164 UPWORK INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except for per share data) (Unaudited)

18 December 31, 2022 December 31, 2021 ASSETS Current assets Cash and cash equivalents $ 129,384 $ 187,205 Marketable securities 557,230 497,566 Funds held in escrow, including funds in transit 161,457 160,813 Trade and client receivables, net 64,888 66,826 Prepaid expenses and other current assets 17,947 17,243 Total current assets 930,906 929,653 Property and equipment, net 22,063 21,329 Goodwill 118,219 118,219 Operating lease asset 7,603 10,682 Other assets, noncurrent 1,454 1,178 Total assets $ 1,080,245 $ 1,081,061 LIABILITIES AND STOCKHOLDERS’ EQUITY Current liabilities Accounts payable $ 7,549 $ 4,996 Escrow funds payable 161,457 160,813 Accrued expenses and other current liabilities 53,611 45,742 Deferred revenue 25,075 22,083 Total current liabilities 247,692 233,634 Debt, noncurrent 564,261 561,299 Operating lease liability, noncurrent 11,177 16,753 Other liabilities, noncurrent 8,236 9,858 Total liabilities 831,366 821,544 Stockholders’ equity Common stock 13 13 Additional paid-in capital 592,900 511,096 Accumulated other comprehensive loss (3,085) (528) Accumulated deficit (340,949) (251,064) Total stockholders’ equity 248,879 259,517 Total liabilities and stockholders’ equity $ 1,080,245 $ 1,081,061 UPWORK INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands) (Unaudited)

19 UPWORK INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited) Three Months Ended December 31, Twelve Months Ended December 31, 2022 2021 2022 2021 CASH FLOWS FROM OPERATING ACTIVITIES: Net loss $ (16,500) $ (22,556) $ (89,885) $ (56,240) Adjustments to reconcile net loss to net cash provided by (used in) operating activities: Provision for transaction losses 4,894 2,174 23,306 5,178 Depreciation and amortization 2,050 2,074 8,057 10,261 Amortization of debt issuance costs 740 741 2,961 1,182 Amortization of premium (accretion of discount) of purchases of marketable securities, net (1,971) 195 (1,486) 298 Amortization of operating lease asset 784 833 3,079 3,545 Tides Foundation common stock warrant expense 187 187 750 750 Stock-based compensation expense 19,382 14,926 75,501 53,592 Impairment expense — 1,352 — 8,741 Changes in operating assets and liabilities: Trade and client receivables (2,466) (10,643) (20,230) (24,610) Prepaid expenses and other assets (1,010) (4,797) (630) (6,960) Operating lease liability (1,395) (1,277) (5,389) (1,163) Accounts payable 2,301 1,743 2,579 (1,445) Accrued expenses and other liabilities 1,487 266 3,689 10,253 Deferred revenue (28) 2,334 4,257 7,454 Net cash provided by (used in) operating activities 8,455 (12,448) 6,559 10,836 CASH FLOWS FROM INVESTING ACTIVITIES: Purchases of marketable securities (183,628) (416,515) (581,887) (525,343) Proceeds from maturities of marketable securities 149,273 15,000 521,152 102,500 Purchases of property and equipment (355) (462) (1,248) (1,027) Internal-use software and platform development costs (2,325) (889) (7,485) (5,110) Net cash used in investing activities (37,035) (402,866) (69,468) (428,980) CASH FLOWS FROM FINANCING ACTIVITIES: Changes in escrow funds payable (8,508) (11,878) 645 25,771 Proceeds from exercises of stock options and common stock warrant 308 541 1,643 7,177 Proceeds from employee stock purchase plan — — 3,794 4,789

20 Repayment of debt — — — (10,750) Proceeds from issuance of convertible senior notes 1,332 2,101 — 575,000 Payment of debt issuance costs — — — (14,855) Purchases of capped calls related to convertible senior notes — — — (49,393) Net cash provided by (used in) financing activities (6,868) (9,236) 6,082 537,739 NET CHANGE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH (35,448) (424,550) (56,827) 119,595 Cash, cash equivalents, and restricted cash—beginning of period 330,679 776,608 352,058 232,463 Cash, cash equivalents, and restricted cash—end of period $ 295,231 $ 352,058 $ 295,231 $ 352,058 The following table reconciles cash, cash equivalents, and restricted cash as reported in the condensed consolidated balance sheets to the total of the same amounts shown in the condensed consolidated statements of cash flows as of the following (in thousands): December 31, 2022 December 31, 2021 Cash and cash equivalents $ 129,384 $ 187,205 Restricted cash 4,390 4,040 Funds held in escrow, including funds in transit 161,457 160,813 Total cash, cash equivalents, and restricted cash as shown in the condensed consolidated statement of cash flows $ 295,231 $ 352,058 Three Months Ended December 31, Twelve Months Ended December 31, 2022 2021 2022 2021

21 UPWORK INC. COST OF REVENUE AND GROSS MARGIN (In thousands, except percentages) (Unaudited) Three Months Ended December 31, Twelve Months Ended December 31, 2022 2021 Change 2022 2021 Change Cost of revenue $ 41,159 $ 37,051 $ 4,108 11% $ 160,402 $ 135,508 $ 24,894 18% Components of cost of revenue: Cost of talent services to deliver managed services 9,927 8,679 1,248 14% 37,749 31,871 5,878 18% Other components of cost of revenue 31,232 28,372 2,860 10% 122,653 103,637 19,016 18% Total gross margin 75% 73% 74% 73%

UPWORK INC.
RECONCILIATION OF GAAP TO NON-GAAP RESULTS
(In thousands, except for percentages and share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,	
	2022	2021	2022	2021
Net Loss	$ (16,500)	$ (22,556)	$ (89,885)	$ (56,240)
Add back (deduct):				
Stock-based compensation expense	19,382	14,926	75,501	53,592
Depreciation and amortization	2,050	2,074	8,057	10,261
Interest expense	1,121	1,125	4,483	2,180
Other income, net	(5,543)	(440)	(7,758)	(279)
Income tax provision	440	63	536	122
Tides Foundation common stock warrant expense	187	187	750	750
Impairment expense	—	1,352	—	8,741
Humanitarian response efforts*	—	—	4,287	—
Adjusted EBITDA	$ 1,137	$ (3,269)	$ (4,029)	$ 19,127
Cost of revenue, GAAP	$ 41,159	$ 37,051	$ 160,402	$ 135,508
Stock-based compensation expense	(395)	(212)	(1,356)	(794)
Humanitarian response efforts	—	—	(89)	—
Cost of revenue, Non-GAAP	40,764	36,839	158,957	134,714
As a percentage of total revenue, GAAP	*25%*	*27%*	*26%*	*27%*
As a percentage of total revenue, Non-GAAP	*25%*	*27%*	*26%*	*27%*
Gross profit, GAAP	$ 120,283	$ 99,805	$ 457,916	$ 367,289
Stock-based compensation expense	395	212	1,356	794
Humanitarian response efforts	—	—	89	—
Gross profit, Non-GAAP	120,678	100,017	459,361	368,083
Gross margin, GAAP	*75%*	*73%*	*74%*	*73%*
Gross margin, Non-GAAP	*75%*	*73%*	*74%*	*73%*
Research and development, GAAP	$ 41,664	$ 33,473	$ 154,553	$ 119,083
Stock-based compensation expense	(7,364)	(4,911)	(26,881)	(16,232)
Humanitarian response efforts	—	—	(2,653)	—
Research and development, Non-GAAP	34,300	28,562	125,019	102,851
As a percentage of total revenue, GAAP	*26%*	*24%*	*25%*	*24%*
As a percentage of total revenue, Non-GAAP	*21%*	*21%*	*20%*	*20%*
Sales and marketing, GAAP	$ 62,786	$ 54,681	$ 246,882	$ 183,294
Stock-based compensation expense	(3,528)	(1,560)	(11,512)	(5,923)
Humanitarian response efforts	—	—	(260)	—

*Represents (i) $1.4 million of special one-time bonuses to our team members in the region impacted by Russia's invasion of Ukraine, (ii) $1.5 million of expenses incurred in connection with the relocation of our team members in the impacted region, (iii) $1.1 million of donations made to humanitarian aid organizations to support initiatives related to humanitarian response efforts in the impacted region, primarily to Direct Relief International, a humanitarian aid organization, and (iv) $0.4 million of payments of one-time service award bonuses (and associated taxes) to certain of our team members paid in recognition of contributions made by such team members to our humanitarian response efforts in the impacted region.

	Three Months Ended December 31,				Twelve Months Ended December 31,			
		2022		2021		2022		2021
Sales and marketing, Non-GAAP		59,258		53,121		235,110		177,371
As a percentage of total revenue, GAAP		*39%*		*40%*		*40%*		*36%*
As a percentage of total revenue, Non-GAAP		*37%*		*39%*		*38%*		*35%*
General and administrative, GAAP	$	30,080	$	31,112	$	123,952	$	113,081
Stock-based compensation expense		(8,095)		(8,243)		(35,752)		(30,643)
Amortization of intangible assets		—		—		—		(667)
Tides Foundation common stock warrant expense		(187)		(187)		(750)		(750)
Impairment expense		—		(1,352)		—		(8,741)
Humanitarian response efforts		—		—		(1,285)		—
General and administrative, Non-GAAP		21,798		21,330		86,165		72,280
As a percentage of total revenue, GAAP		*19%*		*23%*		*20%*		*22%*
As a percentage of total revenue, Non-GAAP		*14%*		*16%*		*14%*		*14%*
Total operating expenses, GAAP	$	140,765	$	121,613	$	550,540	$	421,506
Stock-based compensation expense		(18,987)		(14,714)		(74,145)		(52,798)
Amortization of intangible assets		—		—		—		(667)
Tides Foundation common stock warrant expense		(187)		(187)		(750)		(750)
Impairment expense		—		(1,352)		—		(8,741)
Humanitarian response efforts		—		—		(4,198)		—
Total operating expenses, Non-GAAP		121,591		105,360		471,447		358,550
As a percentage of total revenue, GAAP		*87%*		*89%*		*89%*		*84%*
As a percentage of total revenue, Non-GAAP		*75%*		*77%*		*76%*		*71%*
Loss from operations, GAAP	$	(20,482)	$	(21,808)	$	(92,624)	$	(54,217)
Stock-based compensation expense		19,382		14,926		75,501		53,592
Amortization of intangible assets		—		—		—		667
Tides Foundation common stock warrant expense		187		187		750		750
Impairment expense		—		1,352		—		8,741
Humanitarian response efforts		—		—		4,287		—
Income (loss) from operations, Non-GAAP		(913)		(5,343)		(12,086)		9,533
Net loss, GAAP	$	(16,500)	$	(22,556)	$	(89,885)	$	(56,240)
Stock-based compensation expense		19,382		14,926		75,501		53,592
Amortization of intangible assets		—		—		—		667
Tides Foundation common stock warrant expense		187		187		750		750
Impairment expense		—		1,352		—		8,741

Humanitarian response efforts — — 4,287 — Tax effect of non-GAAP adjustments 2,030 — 2,126 — Net income (loss), Non-GAAP 5,099 (6,091) (7,221) 7,510 Weighted-average shares outstanding used in computing loss per share, GAAP Basic (in millions) 131.8 128.7 130.5 127.2 Basic loss per share, GAAP $ (0.13) $ (0.18) $ (0.69) $ (0.44) Weighted-average shares outstanding used in computing earnings (loss) per share, Non-GAAP Basic (in millions) 131.8 128.7 130.5 127.2 Diluted (in millions) 135.4 128.7 130.5 134.4 Basic earnings (loss) per share, Non-GAAP $ 0.04 $ (0.05) $ (0.06) $ 0.06 Diluted earnings (loss) per share, Non-GAAP $ 0.04 $ (0.05) $ (0.06) $ 0.06 Three Months Ended December 31, Twelve Months Ended December 31, 2022 2021 2022 2021

services; the impact of new and existing laws and regulations; our ability to generate revenue from our marketplace offerings and the effects of fluctuations in our level of client spend retention; our ability to develop, maintain, and enhance our brand and reputation cost-effectively; competition; challenges to contractor classification or employment status of talent on our work marketplace; the possibility that the market for talent and the services they offer will develop more slowly than we expect; user circumvention of our work marketplace; our ability to sell to large enterprise and clients with larger, longer-term independent talent needs; the success of our investments in our Enterprise sales organization and our related marketing efforts, and expectations for the ability for Enterprise sales to drive incremental revenue and GSV growth; changes in the amount and mix of services facilitated through our work marketplace from period to period; the success of our investments in brand marketing and the growth of our sales team; changes in our level of investment in sales and marketing, research and development, and general and administrative expenses, and our hiring plans for sales personnel; the market for information technology; the impact of increased use of artificial intelligence; future changes to our pricing model; payment and fraud risks, including our ability to reduce transaction losses; security breaches; privacy; litigation and related costs; changes in management; and other general market, political, economic, and business conditions. Ken Blanchard and Scott Blanchard About Upwork Upwork is the world’s largest work marketplace that connects businesses with independent talent from across the globe, as measured by GSV. We serve everyone from one-person startups to large, Fortune 100 enterprises with a powerful, trust-driven platform that enables companies and talent to work together in new ways that unlock their potential. Our talent community earned over $3.8 billion on Upwork in 2022 across more than 10,000 skills in categories including website & app development, creative & design, customer support, finance & accounting, consulting, and operations. Learn more at upwork.com and join us on LinkedIn, Twitter, Facebook, Instagram, and TikTok. Safe Harbor Statement This shareholder letter includes forward-looking statements, which are all statements other than statements of historical facts. These statements include, but are not limited to, any statements regarding our future operating results and financial position, including expected financial results for the first quarter and full year 2023, information or predictions concerning the future of our business or strategy, anticipated events and trends, potential growth opportunities, competitive position, technological and market trends, artificial intelligence, industry environment, potential market opportunities, the economy, potential impacts of the COVID-19 pandemic, including impacts as the pandemic subsides, and other future conditions. Forward-looking statements are based upon various estimates and assumptions, as well as information known to Upwork as of the date of this shareholder letter, and are subject to risks and uncertainties, including but not limited to: the impact of the ongoing macroeconomic uncertainty on our business and global economic conditions; the impact of the COVID-19 pandemic, including impacts as the pandemic subsides; our ability to attract and retain a community of talent and clients; our limited operating history under our current business strategy and pricing model; our focus on the long term and our investments in sustainable, profitable growth; our ability to develop and release new products and services, and develop and release successful enhancements, features, and modifications to our existing products and 25 Contact: Evan Barbosa Investor Relations investor@upwork.com

Safe Harbor Statement Cont. Actual results could differ materially from those predicted or implied, and reported results should not be considered as an indication of future performance. Additionally, these forward-looking statements, particularly our guidance, involve risks, uncertainties, and assumptions, including those over which we have no control. Significant variation from the assumptions underlying our forward-looking statements could cause our actual results to vary, and the impact could be significant. Accordingly, undue reliance should not be placed on the forward-looking statements in this shareholder letter. Additional risks and uncertainties that could affect our financial results are included under the caption “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the three months ended September 30, 2022, filed with the SEC on October 26, 2022, and our other SEC filings, which are available on the Investor Relations page of our website at investors.upwork.com and on the SEC website at www.sec.gov. Additional information will also be set forth in our Annual Report on Form 10-K for the year ended December 31, 2022, when filed. All forward-looking statements contained herein are based on information available to us as of the date hereof, and we do not assume any obligation to update these statements as a result of new information or future events. 26 and (3) adjusted EBITDA does not reflect: (a) changes in, or cash requirements for, our working capital needs; (b) interest expense, or the cash requirements necessary to service interest or principal payments on our debt, which reduces cash available to us; (c) tax payments that may represent a reduction in cash available to us; (d) expense from our common stock warrant issued to the Tides Foundation, which is recurring and will be reflected in our financial results for the foreseeable future; or (e) certain incremental expenses associated with our humanitarian response efforts in response to the war in Ukraine, as these expenses are not representative of our ongoing operations. The non-GAAP measures we use may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes. We compensate for these limitations by providing specific information regarding the GAAP items excluded from these non-GAAP financial measures. Reconciliations of these non-GAAP measures to their most directly comparable GAAP financial measures have been provided in the financial statement tables included in this shareholder letter, and investors are encouraged to review the reconciliations. Non-GAAP Financial Measures To supplement our condensed consolidated financial statements, which are prepared in accordance with GAAP, we present non-GAAP cost of revenue (and as a percentage of revenue), non-GAAP gross profit, non-GAAP operating expenses (total and each line item, and total and each non-GAAP operating expense item as a percentage of revenue), non-GAAP income (loss) from operations, non-GAAP net income (loss) (and on a per share basis), non-GAAP gross margin, and adjusted EBITDA in this shareholder letter. We use these non-GAAP financial measures in conjunction with financial measures prepared in accordance with GAAP for planning purposes, including in the preparation of our annual operating budget, as a measure of our core operating results and the effectiveness of our business strategy, and in evaluating our financial performance. These measures provide consistency and comparability with past financial performance, facilitate period-to-period comparisons of core operating results, and also facilitate comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. In addition, adjusted EBITDA is widely used by investors and securities analysts to measure a company’s operating performance. We exclude the following items from one or more of our non-GAAP financial measures: stock-based compensation expense (non-cash expense calculated by companies using a variety of valuation methodologies and subjective assumptions), depreciation and amortization (non-cash expense), interest expense, other (income) expense, net, income tax (benefit) provision, and, if applicable, other non-cash transactions. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool, and these measures should not be considered in isolation or as a substitute for analysis of financial results as reported under GAAP. In particular, (1) stock-based compensation expense has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy, (2) although depreciation and amortization expense are non-cash charges, the assets subject to depreciation and amortization may have to be replaced in the future, and adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements, 27